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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Henry County Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HENRY COUNTY BANCSHARES, INC.

4806 N. HENRY BOULEVARD

STOCKBRIDGE, GEORGIA 30281

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder:

We cordially invite you to attend the 2004 Annual Meeting of Shareholders of Henry County Bancshares, Inc., the holding company for The First State Bank. At the meeting, we will report on our performance in 2003 and answer your questions. We look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on April 13, 2004 at 7:00 p.m. at our office at 4806 N. Henry Boulevard, Stockbridge, Georgia 30281 for the following purposes:

1.	To elect the 2004 Board of Directors; and

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 12, 2004 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company’s offices prior to the meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to Burniece Howell at the above listed address, as promptly as possible in the envelope provided.

By Order of the Board of Directors,

/s/ DAVID H. GILL

David H. Gill
President and Chief Executive Officer

March 13, 2004

Stockbridge, Georgia

HENRY COUNTY BANCSHARES, INC.

4806 N. HENRY BOULEVARD

STOCKBRIDGE, GEORGIA 30281

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON APRIL 13, 2004

Our Board of Directors is soliciting proxies for the 2004 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

The Board set March 12, 2004 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 7,160,992 shares of common stock outstanding as of February 8, 2004. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.

When you sign the proxy card, you appoint David H. Gill or William C. Strom as your representative at the meeting. Mr. Gill and Mr. Strom, or either of them, will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Gill or Mr. Strom will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election Of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Gill or Mr. Strom will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 13, 2004.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Each of the Board of Directors is elected each year so that the terms of the Board members expire at each annual meeting. The terms of the directors will expire at the 2004 Annual Shareholders Meeting. Our directors are:

Hans M. Broder, Jr.	David H. Gill	Robert O. Linch
Paul J. Cates, Jr.	Edwin C. Kelley, Jr.	Ronald M. Turpin
H. K. Elliott, Jr.	Mary Lynn E. Lambert	James C. Waggoner
G. R. Foster, III

Shareholders will elect the nominees as directors at the meeting to serve a one-year term, expiring at the 2005 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the nine nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

The Board of Directors recommends that you elect each of the current nominees as directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Gill or Mr. Strom will vote your proxy to elect each of the nominees. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Gill or Mr. Strom will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Set forth below is certain information about the nominees, each of whom has been a director of the company and is also a director of The First State Bank.

Paul J. Cates, Jr. - President, Planters Warehouse and Lumber.

H. K. Elliott, Jr. - Owner, Elliott Construction Company.

G. R. Foster, III - Dentist.

David H. Gill - Mr. Gill has served as President of the Bank and of the Company since 2000. Prior to that time he served as Executive Vice President of the Bank and Vice President of the Company.

Edwin C. Kelley, Jr. - Owner, Buddy Kelley Properties.

Mary Lynn E. Lambert - Co-owner of a sand and gravel business.

Robert O. Linch - Private Investor.

Ronald M. Turpin - Retired builder.

James C. Waggoner - Owner, Stockbridge Veterinary Hospital.

DESCRIPTION OF BUSINESS

General

Henry County Bancshares, Inc. (the “Company”), headquartered in Stockbridge, Georgia, is a Georgia business corporation which operates as a bank holding company. The Company was incorporated on June 22, 1982 for the purpose of reorganizing The First State Bank (the “Bank”) to operate within a holding company structure. The Bank is a wholly owned subsidiary of the Company.

The Company’s principal activities consist of owning and supervising the Bank, which engages in a full service commercial and consumer banking business, as well as a variety of deposit services provided to its customers. The Company also conducts mortgage lending operations through its wholly owned subsidiary, First Metro Mortgage Co., which provides the Company’s customers with a wide range of mortgage banking services and products.

The Company, through the Bank and First Metro Mortgage Co., derives substantially all of its income from the furnishing of banking and banking related services.

The Company directs the policies and coordinates the financial resources of the Bank and of First Metro Mortgage Co. The Company provides and performs various technical and advisory services for its subsidiaries, coordinates their general policies and activities, and participates in their major decisions.

The First State Bank, Stockbridge, Georgia

The Bank was chartered by the Georgia Department of Banking and Finance in 1964. The Bank operates through its main office at 4806 North Henry Boulevard, Stockbridge, Georgia, as well as five (5) full service branches located at Hudson Bridge Road in Stockbridge, East Atlanta Road in Ellenwood, John Frank Ward Boulevard in McDonough, Bill Gardner Parkway in Locust Grove and at Highway 155 in McDonough. The Bank owns two lots for the construction of future branches in Henry County at the intersection of Chambers Road and Jonesboro Road, as well as Highway 81 in McDonough. The Bank owns an additional parcel of real estate adjacent to its main office location in Stockbridge, Georgia, upon which is situated a small house leased to an unaffiliated insurance company.

The Bank engages in a full service commercial and consumer banking business in its primary market area of Henry County and surrounding counties, as well as a variety of deposit services provided to its customers. The Bank offers on-line banking services to its customers. Checking, savings, money market accounts and other time deposits are the primary sources of the Bank’s funds for loans and investments. The Bank offers a full compliment of lending activities, including commercial, consumer installment, real estate, home equity and second mortgage loans, with particular emphasis on short and medium term obligations. Commercial lending activities are directed principally to businesses whose demands for funds fall within the Bank’s lending limits. Consumer lending is oriented primarily to the needs of the Bank’s customers. Real estate loans include short term acquisition and construction loans. The Bank focuses primarily on residential and commercial construction loans, commercial loans secured by machinery and equipment with a developed resale market, working capital loans on a secured short term basis to established businesses in the primary service area, home equity loans of up to 80% of the current market value of the underlying real estate, residential real estate loans of up to 90% of value with adjustable rates or balloon payments due within five (5) years, and loans secured by savings accounts, other time accounts, cash value of life insurance, readily marketable stocks and bonds, or general use machinery and equipment for which a resale market has developed. The Bank makes both secured and unsecured loans to persons and entities which meet criteria established by the Bank and the executive committee. Approximately 75% of the Bank’s loan portfolio is concentrated in loans secured by real estate, most of which is located in the Bank’s primary market area. The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $8,250,000. The lending policies and procedures of the Bank are periodically reviewed and modified by the Board of Directors of the Bank in order to ensure risks are acceptable and to protect the Bank’s financial position in the market. Among other services offered are drive-up windows, night deposits, safe deposits, traveler’s checks, credit cards, cashier’s checks, notary public and other customary bank services. The Bank does not offer trust services.

The Bank maintains correspondent relationships with Wachovia Bank, Bank of America, The Bankers Bank, SunTrust Bank, Federal Home Loan Bank, and the Federal Reserve of Atlanta. These banks provide certain services to the Bank such as investing excess funds, wire transfer of funds, safekeeping of investment securities, loan participation and investment advice.

The banking business in and around Henry County, Georgia is highly competitive which includes certain major banks which have acquired formerly locally owned institutions. These banks have considerably greater resources and lending limits than the Bank. In addition to commercial banks and savings banks, the Bank competes with other financial institutions, such as credit unions, agricultural credit associations, and investment firms which provide services similar to checking accounts and commercial lending. The Bank competes with numerous institutions within the primary service areas, including local branches of Bank of America, SunTrust Bank, Wachovia, BB&T and South Trust Bank. As of December 31, 2003 the Bank held approximately 37% of the deposit accounts in the Henry County area. Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

The Bank relies substantially on personal conduct of its officers, directors and shareholders, as well as a broad product line, competitive services, and an aggressive local advertising campaign and promotional activities to attract business and to acquaint potential customers with the Bank’s personal services. The Bank’s marketing approach emphasizes the advantages of dealing with an independent, locally owned and headquartered commercial bank attuned to the particular needs of small to medium size businesses, professionals and individuals in the community.

A history of the Bank’s financial position for the fiscal years ended December 31, 2001, 2002 and 2003, is as follows:

		Years Ended
	12/31/2003	2002	2001
Total Assets	$515,919,324	$489,152,702	$496,185,086
Total Deposits	$429,227,931	$420,149,298	$436,663,952
Net Income	$7,505,454	$7,333,838	$7,973,090

First Metro Mortgage Co.

First Metro Mortgage Co. was formed in 1985 to provide mortgage loan origination services in the same primary market area as the Bank. Its offices are located at the Bank’s branch facility on Hudson Bridge Road in Stockbridge, Georgia. First Metro Mortgage Co. initiates long term mortgage loans but immediately sells those loans in the secondary market to investors pursuant to agreements between the investors and the company prior to funding. All loans are sold without recourse, and the Bank does not retain servicing rights or obligations with respect to those loans. First Metro Mortgage Co. realized net income of $317,435 for the 2003 fiscal year, $108,468 in 2002, and $213,126 in the 2001 fiscal year. In 2003, First Metro Mortgage Co. was merged into and became a subsidiary of The First State Bank, effective July 1, 2003.

Employees

As of December 31, 2003, the Bank had 133 full-time employees and 22 part-time employees. None of the Bank’s employees are represented by a collective bargaining group. The Bank considers its relationships with its employees to be good.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

General

There is no established public trading market for the Company’s common stock. It is not traded on an exchange or in the over-the-counter market. There is no assurance that an active market will develop for the Company’s common stock in the future. Therefore, management of the Company is furnished with only limited information concerning trades of the Company’s common stock. The following table sets forth for each quarter during the most two recent fiscal years the number of shares traded and the high and low per share sales price to the extent known to management. In 2003, the Company purchased no shares of treasury stock.

YEAR 2003	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)
First Quarter	24,307	$17.50	$16.00
Second Quarter	3,789	$16.67	$16.00
Third Quarter	25,953	$16.50	$16.50
Fourth Quarter	9,879	$20.00	$16.50

YEAR 2002	NUMBER OF SHARES TRADED	HIGH SALES PRICE (Per Share)	LOW SALES PRICE (Per Share)
First Quarter	25,557	$16.50	$15.00
Second Quarter	4,956	$20.00	$15.25
Third Quarter	3,786	$20.00	$16.00
Fourth Quarter	11,511	$20.00	$15.75

The Company has historically paid dividends on an annual basis. Any declaration and payment of dividends will be based on the Company’s earnings, economic conditions, and the evaluation by the Board of Directors of other relevant factors. The Company’s ability to pay dividends is dependent on cash dividends paid to it by the Bank and by First Metro Mortgage Co. The ability of the Bank to pay dividends to the Company is restricted by applicable regulatory requirements. The following table sets forth cash dividends which have been declared and paid by the Company since January 1, 1999 (adjusted for the stock dividend declared and paid by the Company in 2001):

Cash Dividends Declared Per Share ($)
Fiscal 2003
First Quarter	$.08 per share
Second Quarter	$.08 per share
Third Quarter	$.08 per share
Fourth Quarter	$.14 per share
Fiscal 2002
First Quarter	$.08 per share
Second Quarter	$.08 per share
Third Quarter	$.08 per share
Fourth Quarter	$.11 per share
Fiscal 2001
First Quarter	$.08 per share
Second Quarter	$.08 per share
Third Quarter	$.08 per share
Fourth Quarter	$.14 per share

As of February 8, 2004, 7,160,992 shares of common stock were outstanding held of record by approximately 554 persons (not including the number of persons or entities holding stock in nominee or street name through various brokerage houses).

The holders of the Company’s common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available. Funds for the payment of dividends of the Company are primarily obtained from dividends paid by the Bank.

There are no shares of the Company’s common stock that are subject to outstanding options or warrants to purchase, or that are convertible into, common equity of the Company.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The Company has no full time employees, relying upon employees of the Bank for the limited services required by the Company. All compensation paid to officers and employees is paid by the Bank.

Director Compensation

All directors are paid $850.00 per month for their service on the Board of Directors. Directors are entitled to compensation without regard to their attendance at the meeting, unless he or she misses more than two (2) meetings. Directors who are also members of the Executive Committee, which meets weekly, receive an additional $1,300.00 per month. The Chairman of the Board of Directors is paid an additional $500.00 per month for his service in that capacity, the Vice Chairman of the Board of Directors is paid an additional $250.00 per month for that service, and the Secretary is paid an additional $150.00 per month for service in that capacity.

10

Executive Compensation

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation awarded to or earned by the Chief Executive Officer and Executive Vice President of the Company. No other executive officer had a salary and bonus during the fiscal year ended December 31, 2003 that exceeded $100,000.00 for services rendered in all capacities to the Company and the Bank.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Awards		Payouts
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)
Name and Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options/SARS(#)	LTIP Payouts	All Other Compensation
David H. Gill, CEO	2003	203,200	49,248	66,148	(1)
	2002	191,200	43,228	62,683	(1)	—	—	—	—
	2001	181,200	46,143	69,870	(1)	—	—	—	—
William H. Strom, Executive Vice President	2003	152,800	38,842	28,692	(2)
	2002	145,300	32,851	26,278	(2)	—	—	—	—
	2001	138,300	35,618	25,104	(2)	—	—	—	—

(1)	Includes directors fees of $25,800 in 2003, $25,800 in 2002, and $25,800 in 2001. Also includes liability incurred by the Company for the Employee’s Salary Continuation Plan in the amounts of $20,846, $18,769, and $18,006, for the years 2003, 2002, and 2001, respectively.

(2)	Includes liability incurred by the Company for the Employee’s Salary Continuation Plan in the amounts of $13,897, $12,513, and $12,004, for the years 2003, 2002, and 2001, respectively.

The Company has entered into deferred compensation and salary continuation agreements with David H. Gill and William C. Strom which provide for full vesting of the benefits under the agreements in the event of a change in control of the Company or the Bank.

Compensation Committee Interlocks and Insider Participation

Executive compensation is recommended to the full board by the Company’s Compensation Committee, which in 2003 consisted of Mary Lynn E. Lambert, Chairperson, G. R. Foster, III, H. K. Elliott, Jr., Edwin C. Kelley, Jr., and Robert O. Linch. None of those individuals was, during the fiscal year, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any other relationship requiring disclosure by the Company pursuant to the provisions of Regulation S-K, Item 404. No executive officer of any other entity served on the Company’s Compensation Committee.

The Compensation Committee meets in the fall of each fiscal year to establish performance goals for the Company, including profit growth, loan and deposit growth, and loan-to-deposit ratio growth. The performance of the Bank as measured by those goals in the ensuing year is a factor given considerable weight by the Compensation Committee in recommending compensation of executive officers for the following fiscal year, including salary and bonuses. For example, the compensation of the executive officers of the Bank for the fiscal year 2003 is based in large measure on the extent to which the Bank met or exceeded the performance goals established by the Compensation Committee for fiscal year 2002. A formula is not used to calculate the relative weight of the performance factors in establishing either base salary or bonus, but the overall value of the Company from year to year is given significant objective weight.

In setting the compensation of David H. Gill, the Company’s President and Chief Executive Officer, for the fiscal year 2003, the Compensation Committee considered that for the fiscal year ended December 31, 2003, the per share earnings of the Company were $1.08, compared to $1.02 for 2002, and that loans during that period of time increased by over $68 million, or 20%. Core deposit growth increased by over $47 million or 13%. Return on average shareholder’s equity for 2003 was 15.66%, and return on average assets for 2003 was 1.57%. The Board of Directors of the Company did not modify or reject any recommendations made in 2003 by the Compensation Committee with respect to compensation decisions.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	None	—	—

Equity compensation plans not approved by security holders	None	—	—

Total	None	—	—

Set forth below is a line graph comparing the percentage change in the cumulative shareholder return on the Company’s Common stock with the cumulative Total Return on the Nasdaq Stock Market (U.S. Companies) index and the SNL Southeast Bank Index. The graph assumes $100 invested on December 31, 1996, in the Common Stock of the Company and in each of the two indexes. The comparison assumes that all dividends are reinvested.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Please See Appendix A.

HENRY COUNTY BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA, CONSOLIDATED FINANCIAL

STATEMENTS AND SUPPLEMENTAL DATA

Please see Appendix B.

Directors and Executive Officers

The Board of Directors of the Company is currently composed of the following ten persons, each of whom serves for a term of one (1) year. Executive officers are elected annually by the Board of Directors and serve at the Board’s discretion.

The following table sets forth information with respect to the current directors and executive officers of the Company:

NAME	AGE	POSITION	YEAR FIRST ELECTED OR APPOINTED[1]
Hans M. Broder, Jr.	56	Director	1975
Paul J. Cates, Jr.	62	Director	2002
H. K. Elliott, Jr.	62	Director	1977
G. R. Foster, III	57	Director	1999
David H. Gill	49	President, Director	1997
Edwin C. Kelley, Jr.	53	Director	1994
Mary Lynn E. Lambert	46	Director	2001
Robert O. Linch	74	Director and Chairman of the Board	1975
William C. Strom	54	Executive Vice President of the Bank and Secretary of the Company	—
Ronald M. Turpin	60	Director	1999
James C. Waggoner	59	Director	1994

[1]	Refers to the year the individual first became a director of the Bank or Company. All directors of the Bank in June, 1982 became directors of the Company when it was incorporated in June, 1982.

Security Ownership of Certain Beneficial Owners and Management

General

The following table sets forth, as of December 31, 2003, persons or groups who are known by the Company to own more than five percent (5%) of the Company’s common stock and, as of December 31, 2003, common stock ownership by directors and executive officers of the Company. Other than as noted below, management knows of no other person or group that owns more than five percent (5%) of the outstanding shares of common stock of the Company.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING
Hans M. Broder 35 Gabrielle Court Stockbridge, GA 30281	228,197 Shares	3.19%

Paul J. Cates, Jr. 863 McGarity Road McDonough, GA 30252	20,668 Shares	(2)

H. K. Elliott, Jr. 2865 Camp Branch Road Buford, Georgia 30519	87,622 Shares	1.22%

G. R. Foster, III 1000 Turner Church Road McDonough, GA 30252	10,803 Shares	(2)

David H. Gill 109 Magnolia Place Stockbridge, GA 30281	35,072 Shares	(2)

Edwin C. Kelley, Jr. 205 St. Andrews Court McDonough, GA 30253	20,060 Shares	(2)

Mary Lynn E. Lambert 1409 Highway 42 S McDonough, GA 30252	38,272 Shares	(2)

Robert O. Linch 230 Darwish Drive McDonough, GA 30253	450,112 Shares	6.29%

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING
William C. Strom 156 Cotton Creek Drive McDonough, GA 30252	6,070 Shares	(2)

Ronald M. Turpin 661 Fairview Road Stockbridge, GA 30281	30,118 Shares	(2)

James C. Waggoner 268 Butlers Bridge Drive McDonough, GA 30252	13,574 Shares	(2)

All directors and officers as a group (11 persons)	939,251 Shares	13.12%

(1)	Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power.

(2)	Less than 1% of the common stock outstanding.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING
William R. Smith Revocable Trust 262 N. Bethany Road McDonough, GA 30252	410,848 Shares	5.74%

(1)	Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2003, the Board of Directors of the company held five meetings and the Board of Directors of The First State Bank held twelve meetings. All of the directors of the company and The First State Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

Audit Committee

Henry County Bancshares, Inc. has an audit committee of the Board of Directors, which is comprised of four independent members, as defined by the National Association of Securities Dealers, Inc. (“NASD”). The audit committee recommends to the Board of Directors the independent accountants to be selected as the Company’s auditors and reviews the audit plan, financial statements and audit results.

The names of each member of Henry County Bancshares, Inc.’s audit committee are: Directors Foster, Lambert, Linch and Waggoner. Mr. Linch serves as Chairman of the audit committee. The Board of Directors has not adopted a written charter for the audit committee. The Company does not have an audit committee financial expert serving on its audit committee. The Company has determined that its current audit committee members do not meet the definition as provided in the SEC’s regulations pursuant to Section 407 of the Sarbanes Oxley Act of 2002, but that each member is highly experienced and fully qualified to fulfill their responsibilities to the Board and the shareholders.

The audit committee met two times in 2003. The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

The audit committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2003 with management. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codifications of Statements on Auditing Standards, AU § 380), Communications with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Henry County Bancshares, Inc.’s Annual Report on Form 10-K for filing with the Commission.

Nominating Committee

Henry County Bancshares, Inc. has a standing Nominating Committee composed of the following members: Directors Elliott, Turpin, Foster, Kelley and Linch. The Committee does not currently have a policy or process for identifying and evaluating nominees, other than the requirements set forth by the Georgia Department of Banking and Finance. The Committee’s policy for consideration of a nominee recommended by shareholders is as follows: Shareholders who would like for an individual to be considered by the Nominating Committee should submit the proposed name to the committee for its consideration no later than October 1 of the calendar year preceding the next shareholder’s meeting. In order for the committee to consider the prospective nominee, a biographical summary and such other information as must be disclosed to meet SEC reporting requirements must be provided. This information may be sent to The First State Bank, P. O. Box 928, 4806 N. Henry Boulevard, Stockbridge, Georgia. The nomination should be sent to the attention of the Chairman of the Board.

Each of the members of the Committee were deemed independent as defined by the National Association of Securities Dealers (“NASD”).

The nominating committee has a written charter, a copy of which is attached hereto as Exhibit “C.” The charter is not available on the Company’s website.

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

The Bank has followed a policy of granting various types of loans to executive officers and directors and to entities with which they are affiliated. The loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features. As of December 31, 2003 directors and executive officers of the Company and entities with which they are affiliated were indebted to the Bank in the aggregate amount of $715,656. Also, in the construction of the Highway 155 branch and the renovation of the main office during 2002 and 2003, Ray Lambert, the spouse of Director Mary L. Lambert, was hired and paid as a subcontractor by the general contractor hired by the Company. In addition, the Bank sold a parcel of excess land adjacent to the Bank’s Highway 155 branch to Director James C. Waggoner at the appraised fair market value on substantially the same terms as with comparable transactions with the Bank’s other customers. Otherwise, neither the Company nor the Bank has during the last two (2) years entered into, nor is there proposed, any transaction in which any director, executive officer, director nominee, or principal shareholder, or any member of their immediate family, had a direct or indirect material interest.

Legal Proceedings

During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based solely upon a review of Forms 3, 4 and 5, and amendments thereto furnished to the Company under Rule 16a-3(d) during 2002, no person who, at any time during 2003, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2003 fiscal year or previously.

Independent Public Accountant

The company has selected the firm of Mauldin & Jenkins, LLC to serve as the independent auditors to the Company for the year ending December 31, 2004. The Company does not expect a representative from this firm to attend the annual meeting. There have been no changes in or disagreements with Mauldin & Jenkins, LLC on accounting and financial disclaimer in 2003.

During fiscal years 2002 and 2003, the Company retained its principal auditor, Mauldin & Jenkins, LLC, to provide services in the following categories and amounts:

	2002	2003
Audit Fees	$87,600.00	$71,300.00
Audit Related Fees	0.00	0.00
Tax fees (tax return preparation)	7,500.00	6,800.00
All other Fees (audit of Company profit sharing plan and Federal Home Loan Bank mortgage collateral verification audit)	13,725.00	12,000.00

Total	$108,825.00	$90,100.00

All non-audit services are pre-approved by the Audit Committee. None of the tax or expenses paid in connection with the principal accountant’s engagement for audited financial statements were attributable to work performed by persons other than the principal accountant’s employees.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure

The Company’s principal accountant has not changed during the Company’s two (2) most recent fiscal years or any subsequent interim period.

Shareholder Communications to the Board of Directors

Our Board of Directors has a long standing policy of providing a process for stockholders to send communications directly to the Board of Directors. Shareholders are informed if they want to send a communication to the Board or a particular director, they may either send it to David Gill’s attention or to the attention of the Chairman of the Board, and a mailbox is provided for the Chairman to receive sealed communications.

The Company does not have a formal policy on director attendance at the Company’s annual meeting; however all directors are encouraged to attend and the full board was in attendance at last year’s annual meeting.

Shareholder Proposals for the 2005 Annual Meeting of Shareholders

If shareholders wish a proposal to be included in the company’s proxy statement and form of proxy relating to the 2005 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the company no later than December 17, 2004. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the company’s bylaws relating to shareholder proposals in order to be included in the company’s proxy materials. Any proposals submitted by a shareholder outside the processes of Rule 14a-8 under the Exchange Act for presentation at the Company’s next annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if received by the Company less than 30 days prior to the date of such meeting, or, if notice of the meeting is given in a lesser period of time, more than 10 days after the date of such notice.

UPON WRITTEN REQUEST, A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE. PLEASE DIRECT YOUR WRITTEN REQUEST TO: DAVID H. GILL, HENRY COUNTY BANCSHARES, INC., P. O. BOX 928, STOCKBRIDGE, GEORGIA 30281.

March 13, 2004

PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF

HENRY COUNTY BANCSHARES, INC.

TO BE HELD ON APRIL 13, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints David H. Gill and William C. Strom, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Henry County Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at 4806 N. Henry Boulevard, Stockbridge, Georgia 30281, on April 13, 2004 at 7:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) “FOR” Proposal No. 1 to elect the nine identified directors to serve on the Board of Directors each for a one year term.

1.	PROPOSAL to elect the nine identified directors to serve for a one year term.

Paul J. Cates, Jr.	David H. Gill	Robert O. Linch
H. K. Elliott, Jr.	Edwin C. Kelley, Jr.	Ronald M. Turpin
G. R. Foster, III	Mary Lynn E. Lambert	James C. Waggoner

☐ FOR all nominees listed (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees’ name(s) in the space provided below.

Dated:	, 2004

Signature of Shareholder

Please print name

Signature of Shareholder

Please print name

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

APPENDIX A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and the financial condition of our bank subsidiary, The First State Bank and our mortgage subsidiary, First Metro Mortgage Co. at December 31, 2003 and 2002 and the results of operations for the three years in the period ended December 31, 2003. The purpose of this discussion is to focus on information about our financial condition and results of operations that are not otherwise apparent from our audited financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

A Warning About Forward-Looking Statements

We may from time to time make written or oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and reports to stockholders. Statements made by us, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management, the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution that these factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by us, or on our behalf.

Critical Accounting Policies

Our accounting and reporting policies are in accordance with accounting principles generally accepted in the United States of America as defined by the Public Company Accounting Oversight Board and conform to general practices within the banking industry. Our significant accounting policies are described in the notes to the consolidated financial statements. Certain accounting policies require management to make significant estimates and assumptions, which have a material impact on the carrying value of certain assets and liabilities, and we consider these to be critical accounting policies. The estimates and assumptions used are based on historical experience and other factors that management believes to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and results of operations for the reporting periods.

We believe the following are critical accounting policies that require the most significant estimates and assumptions that are particularly susceptible to a significant change in the preparation of our financial statements.

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Allowance for loan losses

A provision for loan losses is based on management’s opinion of an amount that is adequate to absorb losses inherent in the existing loan portfolio. The allowance for loan losses is established through a provision for loan losses based on management’s evaluation of current economic conditions, volume and composition of the loan portfolio, the fair market value or the estimated net realizable value of underlying collateral, historical charge off experience, the level of nonperforming and past due loans, and other indicators derived from reviewing the loan portfolio. The evaluation includes a review of all loans on which full collection may not be reasonably assumed. Should the factors that are considered in determining the allowance for loan losses change over time, or should management’s estimates prove incorrect, a different amount may be reported for the allowance and the associated provision for loan losses. For example, if economic conditions in our market area experience an unexpected and adverse change, we may need to increase our allowance for loan losses by taking a charge against earnings in the form of an additional provision for loan loss.

Overview

The year 2003 was highlighted by continued loan and core deposit growth as the Henry County area remains one of the fastest growing areas in the country. Our loan portfolio grew in excess of $68 million, while our core deposit growth exceeded $47 million. Our municipal deposits decreased by $40 million, resulting in net deposit growth in excess of $6 million. We continued to remain the market leader as measured by deposits in Henry County, representing 37% market share as of June 30, 2003. We reported net income of $7,735,900 in 2003 as compared to $7,333,838 in 2002 and $7,973,000 in 2001. Lower interest rates continued to have an impact on our net interest margins as evidenced by our net interest margin of 3.57% at year end 2003 as compared to 3.73% at year end 2002.

Our achievements in growth were a direct result of our commitment to quality customer service as evidenced by our receiving the 2003 Quality Service Award presented by the Community Bankers Association of Georgia. We believe that our continued branch expansion within the Henry County market, as well as our commitment to quality customer service, will allow us to take advantage of this continued growth.

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Financial Condition at December 31, 2003 and 2002

The following is a summary of our balance sheets for the periods indicated:

	December 31,
	2003	2002
	(Dollars in Thousands)
Cash and due from banks	$25,199	$35,460
Interest-bearing deposits in banks	572	1,149
Federal funds sold	—	22,300
Securities	58,056	64,471
Loans held for sale	1,673	5,797
Loans, net	414,458	346,450
Premises and equipment	9,099	8,571
Other assets	6,080	4,955

	$515,137	$489,153

Total deposits	$427,033	$420,150
Other borrowings	34,835	20,287
Other liabilities	1,885	2,048
Stockholders’ equity	51,384	46,668

	$515,137	$489,153

As of December 31, 2003, we had total assets of $515 million, an increase of 5.31% over December 31, 2002. Total interest-earning assets were $479 million at December 31, 2003 or 93% of total assets as compared to $444 million at December 31, 2002 or 91% of total assets. Our primary interest-earning assets at December 31, 2003 were loans, which made up 87% of total interest-earning assets as compared to 79% at December 31, 2002. Our loan to deposit ratio increased to 98% at December 31, 2003 as compared to 83% at December 31, 2002. Increases of $6.9 million in deposit growth, coupled with increases in other borrowings of $14.5 million and decreases of $22.3 million in federal funds sold were primarily used to fund loan growth of $68 million. Additional funding of the loan portfolio was provided by decreases of $6.4 million in the securities portfolio, coupled with decreases in cash and due from banks of $10.3 million as well as increased shareholders’ equity. The Company made a strategic decision during 2003 to continue restructuring of our balance sheet through shifting of lower earning assets in the form of investment securities into higher yielding loans. The funding component of this change was accomplished through the continued emphasis on raising core deposits as well as using alternative funding sources such as Federal Home Loan Bank Advances and other short term borrowings.

The securities portfolio provides the Company with a source of liquidity and a relatively stable source of income. The Company’s investment policy focuses on the use of the securities portfolio to manage the interest rate risk created by the inherent mismatch of the loan and deposit portfolios. The Company’s asset/liability management committee meets periodically to review economic trends and makes recommendations as to the structure of the securities portfolio based upon this review and the Company’s projected funding needs. Due to the falling interest rate environment occurring in 2002 and continuing throughout 2003, the Company has continued to shorten the duration of the securities portfolio in an effort to take advantage of anticipated rising interest rates.

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Our securities portfolio, consisting of U.S. Government and Agency, mortgage-backed, municipal and equity securities amounted to $58 million at December 31, 2003. Unrealized gains on securities available-for-sale were $429,698 at December 31, 2003 as compared to $881,692 at December 31, 2002. Unrealized gains on securities held-to-maturity were $25,333 at December 31, 2003 as compared to $39,115 at December 31, 2002. We have not specifically identified any securities for sale in future periods, which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

Since lending activities generate the primary source of revenue, the Company’s main objective is to adhere to sound lending practices. The Board of Directors has delegated loan policy decisions and loan approval authority to the Executive Committee of the Board of Directors. The Executive Committee is composed of five outside directors and the Chief Executive Officer. The Executive Committee establishes lending policies that include underwriting guidelines on the various types of loans made as well as guidance on loan terms. The Company employs a loan approval process in which individual loan officers are provided with independent approval authority based upon their experience and training. When prospective loans are analyzed, both interest rate and credit quality objectives are considered in determining whether to make a given loan. Parameters are set on the amount of credit that can be extended to one borrower. The largest amount that can generally be extended to any one borrower without obtaining approval from the Executive Committee of the Board of Directors is $150,000. The Executive Committee is authorized to extend credit to one borrower on an unsecured basis of up to 15% of statutory capital or approximately $4.8 million and on a secured basis of up to 25% of statutory capital or approximately $8 million.

The Bank offers a variety of loans to retail customers in the communities we serve.

Consumer Loans:

Consumer loans in general carry a moderate degree of risk compared to other loans. They are generally more risky than traditional residential real estate but less risky than commercial loans. Risk of default is generally determined by the well being of the national and local economies. During times of economic stress there is usually some level of job loss both nationally and locally, which directly affects the ability of the consumer to repay debt. Risk on consumer type loans is generally managed through policy limitations on debt levels consumer borrowers may carry and limitations on loan terms and amounts depending upon collateral type.

Various types of consumer loans include the following:

•	Home equity loans - open and closed end

•	Vehicle financing

•	Loans secured by deposits

•	Secured and unsecured personal loans

The various types of consumer loans all carry varying degrees of risk for the Bank. Loans secured by deposits carry little or no risk and in our experience have had a zero default rate. Home equity lines carry additional risk because of the increased difficulty of converting real estate to cash in the event of a default. However, underwriting policy provides mitigation to this risk in the form of a maximum loan to value ratio of 90% on a collateral type that has historically appreciated in value. The Bank also requires the customer to carry adequate insurance coverage to pay all mortgage debt in full if the collateral is destroyed. Vehicle financing carries

4

additional risks over loans secured by real estate in that the collateral is declining in value over the life of the loan and is mobile. Risks inherent in vehicle financing are managed by matching the loan term with the age and remaining useful life of the collateral to ensure the customer always has an equity position and is never “upside down.” Collateral is protected by requiring the customer to carry insurance showing the bank as loss payee. The Bank also has a blanket policy that covers the Bank in the event of a lapse in the borrower’s coverage and also provides assistance in locating collateral when necessary. Secured personal loans carry additional risks over the previous types in that they are generally smaller and made to borrowers with somewhat limited financial resources and credit histories. These loans are secured by a variety of collateral with varying degrees of marketability in the event of default. Risk on these types of loans is managed primarily at the underwriting level with guidelines for debt to income ratio limitations and conservative collateral valuations. Unsecured personal loans carry the greatest degree of risk in the consumer portfolio. Without collateral, the Bank is completely dependent on the commitment of the borrower to repay and the stability of the borrower’s income stream. Again, primary risk management occurs at the underwriting stage with guidelines for debt to income ratios, time in present job and in industry and policy guidelines relative to loan size as a percentage of net worth and liquid assets.

Commercial and Industrial Loans

The Bank makes loans to small and medium sized businesses in our primary trade area for purposes such as new or upgrades to plant and equipment, inventory acquisition and various working capital purposes. Commercial loans are granted to borrowers based on cash flow, ability to repay and degree of management expertise. This type loan may be subject to many different types of risk, which will differ depending on the particular industry the borrower is involved with. General risks to an industry, or segment of an industry, are monitored by senior management on an ongoing basis, when warranted. Individual borrowers who may be at risk due to an industry condition may be more closely analyzed and reviewed at a Loan Committee or Board of Directors level. On a regular basis, commercial and industrial borrowers are required to submit statements of financial condition relative to their business to the Bank for review. These statements are analyzed for trends and the loan is assigned a credit grade accordingly. Based on this grade the loan may receive an increased degree of scrutiny by management up to and including additional loss reserves being required.

This type loan is almost always collateralized. Generally, business assets are used and may consist of general intangibles, inventory, equipment or real estate. Collateral is subject to risk relative to conversion to a liquid asset if necessary as well as risks associated with degree of specialization, mobility and general collectibility in a default situation. To mitigate this risk to collateral, it is underwritten to strict standards including valuations and general acceptability based on the Bank’s ability to monitor its ongoing health and value.

Commercial Real Estate:

The Bank grants loans to borrowers secured by commercial real estate located in our market area. In underwriting these type loans we consider the historic and projected future cash flows of the real estate, we make an assessment of the physical condition and general location of the property and the effect these factors will have on its future desirability from a tenant standpoint. We will generally lend up to a maximum 75% loan to value ratio and require a minimum debt coverage ratio of 1.25% or other compensating factors.

Commercial real estate offers some risks not found in traditional residential real estate lending. Repayment is dependent upon successful management and marketing of properties and on the level of expense necessary to maintain the property. Repayment of these loans may be adversely affected by conditions in the real estate market or the general economy. Also commercial real estate loans typically involve relatively large loan balances to single borrowers. To mitigate these risks, we monitor our loan concentration and loans are audited

5

by a third party auditor. This type loan generally has a shorter maturity than other loan types giving the Bank an opportunity to reprice, restructure or decline to renew the credit. As with other loans, commercial real estate loans are graded depending upon strength of credit and performance. A lower grade will bring increased scrutiny by management and the Board of Directors.

Construction and Development Loans:

The Bank makes residential construction and development loans to customers in our market area. Loans are granted for both speculative projects and those being built with end buyers already secured. This type loan is subject primarily to market and general economic risk caused by inventory build-up in periods of economic prosperity. During times of economic stress this type loan has typically had a greater degree of risk than other loan types. To mitigate that risk, the Board of Directors and management reviews the entire portfolio on a monthly basis. The percentage of our portfolio being built on a speculative basis is tracked very closely. On a quarterly basis the portfolio is segmented by market area to allow analysis of exposure and a comparison to current inventory levels in these areas. To further mitigate risk, this type loan is accorded a larger percentage loan loss allowance than other loan types. Loan policy also provides for limits on speculative lending by borrower and by real estate project.

Loan Participations:

The Bank sells loan participations in the ordinary course of business when an originated loan exceeds its legal lending limit as defined by state banking laws. These loan participations are sold to other financial institutions without recourse. As of December 31, 2003 the Bank had no loan participations sold.

The Bank will also purchase loan participations from time to time from other banks in the ordinary course of business usually without recourse. Purchased loan participations are underwritten in accordance with the Ban’s loan policy and represent a source of loan growth to the Bank. Although the originating financial institution provides much of the initial underwriting documentation, management is responsible for the appropriate underwriting, approval and the on-going evaluation of the loan. One risk associated with purchasing loan participations is that the Bank often relies on information provided by the selling bank regarding collateral value and the borrower’s capacity to pay. To the extent this information is not accurate, the Bank may experience a loss on these participations. Otherwise, the Bank believes that the risk related to purchased loan participations is consistent with other similar type loans in the loan portfolio. If a purchased loan participation defaults, the Bank usually has no recourse against the selling bank but will take other commercially reasonable steps to minimize its loss. As of December 31, 2003, the Bank had purchased 65 loan participations. The total principal amount of these participations comprised 8.80% of our total portfolio on December 31, 2003.

Through the Company’s mortgage subsidiary, First Metro Mortgage Co., first mortgage loans are originated for immediate sale to investors. The loans are sold with servicing rights attached. These loans sold are sold at par, therefore no gain or loss is recognized on the sale of the loan. The fees received from the investor for the servicing rights along with other miscellaneous fees received from the borrower are included in mortgage banking income in the statements of income.

All loans originated by First Metro Mortgage Co. are classified as loans held for sale on the balance sheet because of the intention to immediately sell these loans. The balance of the loans held for sale represents individual mortgage loans that have been funded for which proceeds from, the investor have not yet been received. Loans held for sale are carried at the lower of aggregate cost or fair value. However, because the proceeds from the investors for the sale of these loans are usually received within fourteen days, the aggregate cost and fair value of these loans are the same.

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For the year ended December 31, 2003, First Metro Mortgage Co. originated 473 loans totaling $68 million. These mortgage banking activities are performed exclusively by First Metro Mortgage Co. No similar activities are conducted at the Bank level. All loans originated by the Bank are classified as held for investment.

We have 83% of our loan portfolio collateralized by real estate located in our primary market area of Henry County, Georgia and surrounding counties. Our real estate mortgage portfolio consists of loans collateralized by one to four-family and multifamily residential properties (13%), construction loans to build one to four-family and multifamily residential properties (45%), and nonresidential properties consisting primarily of small business commercial properties (42%).

Liquidity and Capital Resources

The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price deposits to meet asset/liability objectives consistent with local market conditions.

Our liquidity and capital resources are monitored on a monthly basis by management and periodically by State and Federal regulatory authorities. As determined under guidelines established by regulatory authorities and internal policy, our liquidity ratio of 17% at December 31, 2003 was considered satisfactory.

At December 31, 2003, we had loan commitments outstanding of $80 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, we have the ability on a short-term basis to borrow and purchase federal funds from other financial institutions. We had arrangements with two commercial banks for additional short-term advances of $19.8 million, of which $14.8 million had been drawn upon as of December 31, 2003. We also have the ability to borrow up to $78 million, subject to available collateral, from the Federal Home Loan Bank.

At December 31, 2003, our capital ratios were considered adequate based on regulatory minimum capital requirements. Stockholders’ equity increased in 2003 by $4.7 million as net income of $7.7 million was offset by a decrease in other comprehensive income related to our securities available-for-sale of $298,316 and by dividends paid of $2.7 million. For regulatory purposes, the net unrealized gains and losses on securities available-for-sale are excluded in the computation of the capital ratios.

In the future, the primary source of funds available to us will be the payment of dividends by the Bank. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank’s regulatory agency. At December 31, 2003, the Bank could pay dividends of $3.7 million without regulatory approval.

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The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for Henry County Bancshares, Inc. and the Bank as of December 31, 2003 are as follows:

	Actual
	Consolidated	Bank	Regulatory Requirements
Leverage capital ratio	9.74%	9.52%	5.00%
Risk-based capital ratios:
Core capital	11.57	11.31	6.00
Total capital	12.51	12.26	10.00

These ratios may decline as asset growth continues, but are expected to exceed the regulatory minimum requirements to be considered well-capitalized. Anticipated future earnings will assist in keeping these ratios at satisfactory levels above the regulatory minimum requirement to be considered well-capitalized.

At December 31, 2003, we had approximately $356,000 of commitments for capital expenditures.

We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

Contractual Obligations

Summarized below are our contractual obligations as of December 31, 2003.

Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(Dollars in Thousands)
FHLB Advances	$14,786	$0	$0	$6,000	$8,786
Purchase Obligations	356	356	0	0	0

	$15,142	$356	$0	$6,000	$8,786

Off-Balance-Sheet Financing

Our financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business. These off-balance-sheet financial instruments include commitments to extend credit and standby letters of credit. These financial instruments are included in the financial statements when funds are distributed or the instruments become payable. We use the same credit policies in making commitments as we do for on-balance-sheet instruments. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. At December 31, 2003, we had outstanding commitments to extend credit through open lines of credit of approximately $75.3 million and outstanding standby letters of credit of approximately $4.5 million.

Management is not aware of any other known trends, events or uncertainties, other than those discussed above, that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. Management is also not aware of any current recommendations by the regulatory authorities that, if they were implemented, would have such an effect.

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of the Bank’s interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

We do not engage in any transactions or have relationships or other arrangements with an unconsolidated entity. These include special purpose and similar entities or other off-balance sheet arrangements. We also do not trade in energy, weather or other commodity based contracts.

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Results of Operations For The Years Ended December 31, 2003, 2002 and 2001

The following is a summary of our operations for the years indicated.

	Years Ended December 31,
	2003	2002	2001
	(Dollars in Thousands)
Interest income	$25,748	$27,298	$33,224
Interest expense	9,429	10,977	16,507

Net interest income	16,319	16,321	16,717
Provision for loan losses	472	540	550
Other income	5,531	4,546	4,644
Other expenses	9,417	9,134	8,782

Pretax income	11,961	11,193	12,029
Income taxes	4,225	3,859	4,056

Net income	$7,736	$7,334	$7,973

Net Interest Income

Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income depends on our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

The net yield on average interest-earning assets decreased to 3.57% in 2003 from 3.73% in 2002. The average yield on interest-earning assets decreased to 5.63% in 2003 from 6.24 % in 2002. The average yield on interest-bearing liabilities decreased to 2.67% in 2003 from 3.13 % in 2002. By converting assets from investment assets to higher yielding loan assets, we were able to maintain our net interest income at levels comparable to 2002.

The net yield on average interest-earning assets decreased to 3.73% in 2002 from 3.79% in 2001. The average yield on interest-earning assets decreased to 6.24% in 2002 from 7.53% in 2001. The average yield on interest-earning liabilities decreased to 3.13% in 2002 from 4.59% in 2001. By selectively repricing deposit liabilities, as well as converting assets to higher yielding loan assets, we were able to substantially maintain our net yield during this period of falling interest rates.

Net interest income decreased by $2,000 in 2003 as compared to $396 thousand in 2002 and increased by $1.1 million in 2001 as compared to 2000. The decrease in 2003, though insignificant, was attributed to lower interest rates, offset by an overall increase in interest-earning assets, particularly higher earning assets such as loans versus a decline in lower earning assets such as securities and federal funds sold.

Provision for Loan Losses

The provision for loan losses decreased by $68,000 to $472,500 in 2003 and decreased by $9,500 to $540,500 in 2002. The amounts provided are due primarily to our assessment of the inherent risk in the loan portfolio. Please see the section titled “Allowance for Loan Losses” for a more detailed explanation of our assessment

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criteria as it relates to providing for loan losses. We believe that the $4.2 million in the allowance for loan losses at December 31, 2003, or 1.00% of total net outstanding loans and the $3.8 million in the allowance for loan losses at December 31, 2002, or 1.09% of total net outstanding loans, are adequate at their respective dates to absorb known risks in the portfolio based upon our historical experience. Our net charge-offs were minimal in 2003, 2002 and 2001 as the ratio of charged-off loan to average loans outstanding was .03%, .03% and .02%, respectively. No assurance can be given, however, that increased loan volume, and adverse economic conditions or other circumstances will not result in increased losses in our loan portfolio.

Other Income

Other income consists of service charges on deposit accounts, mortgage origination fees, gains and losses on securities transactions, gains on sale of land and other miscellaneous revenues and fees. Other income was $5.5 million in 2003 as compared to $4.5 million in 2002. The net increase is due primarily to increased service charges on deposit accounts of $206,000, increased mortgage banking income earned by First Metro Mortgage Co. of $556,000, as well as the gain of $217,000 on the sale of land adjacent to our Crumbley Road branch.

The decrease in other income to $4.5 million in 2002 from $4.6 million in 2001 was due to decreased service charges on deposit accounts of $100,000 and decreased mortgage banking income of $296,000, offset by an increase in other service charges and fees of $119,000 and gains on security transactions of $80,000.

Other Expenses

Other expenses were $9.4 million in 2003 as compared to $9.1 million in 2002, an increase of $283,037. Gross salaries and employees benefits’ increased by $394,551 due to an increase in the number of full time equivalent employees to 144 at December 31, 2003 as compared to 135 at December 31, 2002, as well as increased mortgage commissions relating to increased mortgage banking income. Salaries and employee benefits’, net of capitalized loan fees of $1.4 million, amounted to $5.8 million at December 31, 2003 as compared to $5.7 million at December 31, 2002. Equipment and occupancy expenses increased by $99,556 in 2003 as compared to 2002, primarily as a result of increased ATM and service contract expenses. Other operating expenses increased by only $100,573 as there was no significant increase or decrease in individual other operating expense accounts, other than the costs normally associated with continued growth.

The increase in other expenses to $9.1 million in 2002 from $8.8 million in 2001 was due to increased salary and employee benefits of $99,000, increased equipment and occupancy expense of $61,000 and increased other operating expenses of $192,000.

Income Tax

Income tax expense was $4.2 million in 2003 as compared to $3.9 million in 2002. The increase is due to higher pretax income, in addition to a lower volume of nontaxable securities held in the securities portfolio. Income tax expense as a percentage of pretax income was 35% at December 31, 2003 as compared to 34% at December 31, 2002.

The decrease in income tax expense to $3.9 million in 2002 from $4.1 million in 2001 was due to lower pretax income and to a lower volume of nontaxable securities. Income tax as a percentage of pretax income was 34% in 2002 and 2001.

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SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

The tables and schedules on the following pages set forth certain financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders’ equity; interest rates and interest differentials; interest rate sensitivity gap ratios; the securities portfolio; the loan portfolio; including types of loans, maturities and sensitivities to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and allowance for loan losses; types of deposits; and the return on equity and assets.

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The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest yield/rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

Table 1 -	Distribution of Assets, Liabilities and Stockholders’ Equity Interest Rates and Interest Differentials

	Years Ended December 31,
	2003			2002			2001
	Average Balances(1)	Income/ Expense	Yields/ Rates	Average Balances(1)	Income/ Expense	Yields/ Rates	Average Balances(1)	Income/ Expense	Yields/ Rates
	(Dollars in Thousands)
Taxable securities	$45,133	$1,340	2.97%	$67,412	$3,188	4.73%	$98,303	$6,340	6.45%
Nontaxable securities (4)	11,019	447	4.06%	17,282	700	4.05	21,615	901	4.17
Federal funds sold	21,574	218	1.01%	16,134	264	1.64	34,501	1,282	3.71
Interest-bearing deposits in banks	810	23	2.84%	3,187	109	3.41	119	3	2.80
Loans (2) (3)	378,992	23,720	6.26%	333,224	23,037	6.91	286,646	24,698	8.62

Total interest-earning assets	457,528	25,748	5.63%	437,239	27,298	6.24	441,184	33,224	7.53

Unrealized gains (losses) on securities	636			658			280
Allowance for loan losses	(4,061)			(3,632)			(3,145)
Cash and due from banks	22,915			23,088			15,199
Other assets	14,339			14,453			14,604

Total	$491,357			$471,806			$468,122

Interest-bearing demand & savings	$122,672	1,759	1.43%	$130,169	2,060	1.58	$138,077	3,978	2.88
Time	210,406	6,765	3.22%	199,496	7,993	4.01	200,893	11,424	5.69
Borrowings	19,669	905	4.60%	20,548	924	4.50	20,981	1,105	5.27

Total interest-bearing liabilities	352,747	9,429	2.67%	350,213	10,977	3.13	359,951	16,507	4.59

Noninterest-bearing demand	86,162			75,027			66,258
Other liabilities	3,048			2,506			3,027
Stockholders’ equity	49,400			44,060			38,886

Total	$491,357			$471,806			$468,122

Net interest income		$16,319			$16,321			$16,717

Net interest spread			2.96%			3.11%			2.94%
Net yield on average interest-earning assets			3.57%			3.73%			3.79%

(1)	Average balances were determined using the daily average balances.

(2)	Average balances of loans include nonaccrual loans.

(3)	Interest and fees on loans include $207,000, $212,000, and $232,000 of loan fee income for the years ended December 31, 2003, 2002, and 2001, respectively.

(4)	Yields on nontaxable securities are not presented on a tax-equivalent basis.

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Table 2 -	Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

	Years Ended December 31,
	2003 to 2002			2002 to 2001
	Increase (decrease) due to change in			Increase (decrease) due to change in
	Rate	Volume	Net	Rate	Volume	Net
	(Dollars in Thousands)
Income from interest-earning assets:
Interest and fees on loans	$2,987	$(2,304)	$683	$(5,316)	$3,655	$(1,661)
Interest on taxable securities	(869)	(979)	(1,848)	(1,447)	(1,705)	(3,152)
Interest on nontaxable securities	(254)	1	(253)	(25)	(176)	(201)
Interest on federal funds sold	73	(119)	(46)	(522)	(496)	(1,018)
Interest on interest-bearing deposits in banks	(70)	(16)	(86)	1	105	106

Total interest income	1,867	(3,417)	(1,550)	(7,309)	1,383	(5,926)

Expense from interest-bearing liabilities:
Interest on interest-bearing demand deposits and savings deposits	(114)	(187)	(301)	(1,702)	(216)	(1,918)
Interest on time deposits	420	(1,648)	(1,228)	(3,352)	(79)	(3,431)
Interest on borrowings	(40)	21	(19)	(158)	(23)	(181)

Total interest expense	266	(1,814)	(1,548)	(5,212)	(318)	(5,530)

Net interest income	$1,601	$(1,603)	$(2)	$(2,097)	$1,701	$(396)

Asset/Liability Management

Our asset/liability mix is monitored on a regular basis and a report evaluating the interest rate sensitive assets and interest rate sensitive liabilities is prepared and presented to the Board of Directors on a quarterly basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest

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rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) that limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management’s intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2003 our cumulative one year interest rate sensitivity gap ratio was 114%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-earning assets will reprice during this period at a rate faster than our interest-bearing liabilities.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2003, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio.

The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

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	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Interest-earning assets:
Interest-bearing deposits in banks	$173	$399	$—	$—	$572
Federal funds sold	—	—	—	—	—
Securities	6,888	14,063	32,472	4,202	57,625
Loans	186,994	115,677	105,095	12,544	420,310

Total interest-earning assets	194,055	130,139	137,567	16,746	478,507

Interest-bearing liabilities:
Interest-bearing demand and savings	$129,848	$—	$—	$—	$129,848
Time deposits	46,234	93,531	76,111	—	215,876
Repurchase agreements	—	—	5,000	—	5,000
Other borrowings	15,049	—	6,000	8,786	29,835

Total interest-bearing liabilities	$191,131	$93,531	$87,111	$8,786	$380,559

Interest rate sensitivity gap	$2,924	$36,608	$50,456	$7,960	$97,948

Cumulative interest rate sensitivity gap	$2,924	$39,532	$89,988	$97,948

Interest rate sensitivity gap ratio	1.02	1.39	1.58	1.91

Cumulative interest rate sensitivity gap ratio	1.02	1.14	1.24	1.26

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, approximately 72% of the loan portfolio is comprised of loans that have variable rate terms or mature within one year. Most mortgage loans are made on a variable rate basis with rates being adjusted every one to five years.

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INVESTMENT PORTFOLIO

Types of Investments

The carrying amounts of securities at the dates indicated are summarized as follows:

	December 31,
	2003	2002	2001
	(Dollars in Thousands)
U.S. Government and agency securities	$33,770	$23,111	$34,961
Mortgage-backed securities	13,987	26,021	46,285
Municipal securities	9,316	13,856	22,451

	57,073	62,988	103,697
Equity securities	983	1,483	1,415

	$58,056	$64,471	$105,112

Maturities

The amounts of debt securities, including the weighted average yield in each category as of December 31, 2003 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) after ten years. Equity securities are not included in the table because they have no contractual maturity.

	One year or less		After one through five years		After five through ten years
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
U.S. Government and agency securities	$—	—%	$28,085	2.54%	$5,685	3.19%
Mortgage-backed securities	7	5.27	2,718	2.75	3,465	3.48
Municipal securities	1,163	4.31	3,964	3.85	2,988	4.02

	$1,170	4.31	$34,767	2.71	$12,138	3.48

	After ten years		Total
	Amount	Yield (1)	Amount	Yield (1)
U.S. Government and agency securities	$—	—%	$33,770	2.65%
Mortgage-backed securities	7,797	3.99	13,987	3.63
Municipal securities	1,201	4.75	9,316	4.09

	$8,998	4.12	$57,073	3.13

(1)	The weighted average yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

(2)	The weighted average yields for municipal securities are not stated on a tax-equivalent basis.

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LOAN PORTFOLIO

Types of Loans

Loans by type of collateral are presented below:

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Commercial	$55,075	$58,994	$51,486	$48,683	$46,762
Real estate - construction	156,821	102,602	71,955	60,345	36,460
Real estate – mortgage	191,944	165,546	159,276	140,049	115,929
Consumer installment and other	14,797	23,135	21,971	22,452	22,248

	418,637	350,277	304,688	271,529	221,399
Less allowance for loan losses	(4,178)	(3,827)	(3,377)	(2,884)	(2,453)

Net loans	$414,459	$346,450	$301,311	$268,645	$218,946

Maturities and Sensitivities to Changes in Interest Rates

Total loans as of December 31, 2003 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

(Dollars in Thousands)
Commercial
One year or less	$17,672
After one through five years	34,494
After five years	2,909

55,075

Construction
One year or less	150,484
After one through five years	6,337
After five years	0

156,821

Other
One year or less	44,730
After one through five years	106,044
After five years	55,967

206,741

$418,637

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The following table summarizes loans at December 31, 2003 with the due dates after one year for predetermined and floating or adjustable interest rates.

(Dollars in Thousands)
Predetermined interest rates	$132,213
Floating or adjustable interest rates	73,538

$205,751

Risk Elements

The following table presents the aggregate of nonperforming loans for the categories indicated.

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis	$346	296	$304	$262	$308
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	1,654	1,048	1,197	7,469	1,703
Loans, the term of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	—	—	—	—	—
Potential problem loans	15	120	—	—	—

The reduction in interest income associated with nonaccrual loans as of December 31, 2003 is as follows:

(Dollars in Thousands)
Interest income that would have been recorded on nonaccrual loans under original terms	$33

Interest income that was recorded on nonaccrual loans	$2

Potential problem loans are defined as loans about which we have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may cause the loan to be placed on nonaccrual status, to become past due more than ninety days, or to be restructured.

Our policy is to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is determined when; (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected; and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable. Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware and which causes management to have serious doubts as to the ability of such borrowers to comply with the

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loan repayment terms. In the event of non-performance by the borrower, these loans have collateral pledged which would prevent the recognition of substantial losses.

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes average loan balances for each year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to expense; and the ratio of net charge-offs during the year to average loans.

	December 31,
	2003	2002	2001	2000	1999
	(Dollars in Thousands)
Average amount of loans outstanding	$378,992	$333,224	$286,646	$245,088	$203,352

Balance of allowance for loan losses at beginning of year	$3,827	$3,377	$2,884	$2,453	$2,187

Loans charged off:
Real estate	(25)	(5)	(29)	(25)	(24)
Commercial	(15)	—	—	—	—
Consumer installment	(122)	(124)	(54)	(94)	(85)

	(162)	(129)	(83)	(119)	(109)

Recoveries of loans previously charged off:
Real estate	1	—	—	—	—
Commercial	—	—	—	—	—
Consumer installment	40	39	26	60	23

	41	39	26	60	23

Net loans charged off during the year	(121)	(90)	(57)	(59)	(86)

Additions to allowance charged to expense during year	472	540	550	490	352

Balance of allowance for loan losses at end of year	$4,178	$3,827	$3,377	$2,884	$2,453

Ratio of net loans charged off during the year to average loans outstanding	0.03%	0.03%	0.02%	0.02%	0.04%

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that is deemed appropriate by us to adequately cover all known and inherent risks in the loan portfolio. Our evaluation considers significant factors relative to the credit risk and loss exposure in the loan portfolio, including past due and classified loans, historical experience, underlying collateral values, and current economic conditions that may affect the borrower’s ability to repay. The allowance for loan losses is evaluated by segmenting the loan portfolio into unclassified and classified loans. An allowance percentage is applied to the unclassified loans to establish a general allowance for loan losses. The allowance percentage determined is based upon our experience specifically and the historical experience of the banking industry generally. The classified loans, including impaired loans, are analyzed individually in order to establish a specific allowance for loan losses. A loan is considered impaired when it is

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probable that we will be unable to collect all principal and interest due in accordance with the contractual terms of the loan agreement.

As of the indicated dates, we had made no allocations of our allowance for loan losses to specifically correspond to the categories of loans listed below. Based on our best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

	December 31,
	2003		2002		2001		2000		1999
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
	(Dollars in Thousands)
Commercial	$813	13.15%	$800	16.84%	$675	16.90%	$577	17.93%	$613	21.12%
Real estate-construction	1,015	37.46	841	29.29	844	23.62	721	22.22	491	16.47
Real estate-mortgage	1,625	45.85	1,530	47.26	1,351	52.28	1,154	51.58	981	52.36
Consumer installment and other	725	3.54	656	6.61	507	7.20	432	8.27	368	10.05

Total allowance	4,178	100.00%	3,827	100.00%	$3,377	100.00%	$2,884	100.00%	$2,453	100.00%

DEPOSITS

Average amounts of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, are presented below. (1)

	Year Ended December 31,
	2003		2002		2001
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest-bearing demand deposits	$86,162	—%	$75,027	—%	$66,258	—%
Interest-bearing demand and savings deposits	122,672	1.43	130,169	1.58	138,077	2.88
Time deposits	210,406	3.22	199,496	4.01	200,893	5.69

Total deposits	$419,240		$404,692		$405,228

(1)	Average balances were determined using the daily average balances.

The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2003 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months (3) over six through twelve months, and (4) over twelve months.

(Dollars in Thousands)
Three months or less	$14,405
Over three through six months	10,906
Over six through twelve months	18,717
Over twelve months	23,713

Total	$67,741

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RETURN ON EQUITY AND ASSETS

The following rate of return information for the periods indicated is presented below.

	Years Ended December 31,
	2003	2002	2001
Return on assets (1)	1.57%	1.55%	1.70%
Return on equity (2)	15.66	16.65	20.50
Dividend payout ratio (3)	35.18	34.31	34.25
Equity to assets ratio (4)	10.05	9.34	8.31

(1)	Net income divided by average total assets.

(2)	Net income divided by average equity.

(3)	Dividends declared per share divided by earnings per share.

(4)	Average equity divided by average total assets.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed only to U.S. dollar interest rate changes and accordingly, we manage exposure by considering the possible changes in the net interest margin. We do not have any trading instruments nor do we classify any portion of the investment portfolio as held for trading. We do not engage in any hedging activities or enter into any derivative instruments with a higher degree of risk than mortgage-backed securities that are commonly pass through securities. Finally, we have no exposure to foreign currency exchange rate risk, commodity price risk, and other market risks. Interest rates play a major part in the net interest income of a financial institution. The sensitivity to rate changes is known as “interest rate risk.” The repricing of interest earning assets and interest-bearing liabilities can influence the changes in net interest income. As part of our asset/liability management program, the timing of repriced assets and liabilities is referred to as Gap management. It is our policy to maintain a Gap ratio in the one-year time horizon of .80 to 1.20.

GAP management alone is not enough to properly manage interest rate sensitivity, because interest rates do not respond at the same speed or at the same level to market rate changes. For example, savings and money market rates are more stable than loans tied to a “Prime” rate and thus respond with less volatility to a market rate change.

We use a third party simulation model to monitor changes in net interest income due to changes in market rates. The model of rising, falling and stable interest rate scenarios allow management to monitor and adjust interest rate sensitivity to minimize the impact of market rate swings. The analysis of impact on net interest margins as well as market value of equity over a twelve-month period is subjected to a 200 basis point increase and decrease in rate. The 4th quarter model reflects an increase of 26% in net interest income and a 20% increase in economic value of equity for a 200 basis point increase in rates. The same model shows a 5% decrease in net interest income and an 15% decrease in economic value of equity for a 200 basis point decrease in rates. Our investment committee monitors changes on a quarterly basis, measures the changing values based on the model’s performance and determines an appropriate interest rate policy for management to follow in order to minimize the impact on earnings and market value equity in the projected rate environment.

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APPENDIX B

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2003

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2003

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Henry County Bancshares, Inc.

Stockbridge, Georgia

We have audited the accompanying consolidated balance sheets of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Henry County Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

February 6, 2004

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

	2003	2002
Assets
Cash and due from banks	$25,198,796	$35,459,970
Interest-bearing deposits in banks	571,884	1,148,764
Federal funds sold	—	22,300,000
Securities available-for-sale	56,499,855	62,088,707
Securities held-to-maturity, at cost (fair value 2003 $597,702; 2002 $938,323)	572,369	899,208
Restricted equity securities, at cost	983,473	1,483,473
Loans held for sale	1,673,368	5,796,885
Loans	418,637,070	350,276,958
Less allowance for loan losses	4,178,472	3,827,270

Loans, net	414,458,598	346,449,688
Premises and equipment	9,099,287	8,571,401
Other assets	6,079,703	4,954,606

Total assets	$515,137,333	$489,152,702

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$81,309,482	$81,412,273
Interest-bearing	345,723,652	338,737,025

Total deposits	427,033,134	420,149,298
Other borrowings	34,835,265	20,287,289
Other liabilities	1,884,542	2,048,139

Total liabilities	463,752,941	442,484,726

Commitments and contingencies
Stockholders’ equity
Common stock, par value $2.50; 10,000,000 shares authorized; 7,237,065.60 issued	18,092,664	18,092,664
Surplus	739,560	739,560
Retained earnings	33,661,983	28,647,251
Accumulated other comprehensive income	283,601	581,917
Treasury stock	(1,393,416)	(1,393,416)

Total stockholders’ equity	51,384,392	46,667,976

Total liabilities and stockholders’ equity	$515,137,333	$489,152,702

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
Interest income:
Loans, including fees	$23,719,723	$23,037,336	$24,698,187
Taxable securities	1,340,100	3,188,287	6,339,896
Nontaxable securities	447,358	700,148	901,210
Deposits in banks	23,390	108,714	3,332
Federal funds sold	217,764	264,191	1,281,392

Total interest income	25,748,335	27,298,676	33,224,017

Interest expense:
Deposits	8,523,860	10,053,245	15,401,525
Other borrowings	905,430	924,061	1,105,027

Total interest expense	9,429,290	10,977,306	16,506,552

Net interest income	16,319,045	16,321,370	16,717,465
Provision for loan losses	472,500	540,500	550,000

Net interest income after provision for loan losses	15,846,545	15,780,870	16,167,465

Other income:
Service charges on deposit accounts	2,350,417	2,144,544	2,244,705
Other service charges and fees	875,614	716,566	670,621
Gain (loss) on sale of securities available-for-sale	—	80,040	(100,445)
Gain on sale of land	216,905	72,385	—
Mortgage banking income	2,089,031	1,532,635	1,828,653

Total other income	5,531,967	4,546,170	4,643,534

Other expenses:
Salaries and employee benefits	5,762,785	5,679,887	5,580,792
Equipment and occupancy expenses	1,468,574	1,369,008	1,307,616
Other operating expenses	2,186,163	2,085,590	1,893,229

Total other expenses	9,417,522	9,134,485	8,781,637

Income before income taxes	11,960,990	11,192,555	12,029,362
Income tax expense	4,225,081	3,858,717	4,056,272

Net income	$7,735,909	$7,333,838	$7,973,090

Earnings per share	$1.08	$1.02	$1.11

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
Net income	$7,735,909	$7,333,838	$7,973,090

Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale:
Net unrealized holding gains (losses) arising during period, net of tax (benefits) of $(153,678), $248,308 and $280,267, respectively	(298,316)	482,010	544,046
Reclassification adjustment for (gains) losses realized in net income, net of tax (benefits) of $0, $27,214 and $(34,151), respectively	—	(52,826)	66,294

Other comprehensive income (loss)	(298,316)	429,184	610,340

Comprehensive income	$7,437,593	$7,763,022	$8,583,430

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	Common Stock					Treasury Stock
	Shares	Par Value	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Shares	Cost	Total Stockholders’ Equity
Balance, December 31, 2000	3,640,314	$9,100,784	$739,560	$27,568,474	$(457,607)	43,562	$(903,620)	$36,047,591
Net income	—	—	—	7,973,090	—	—	—	7,973,090
Two-for-one common stock split	3,596,752	8,991,880	—	(8,991,880)	—		—	—
Cash dividends declared, $.38 per share	—	—	—	(2,729,924)	—	—	—	(2,729,924)
Purchase of treasury stock	—	—	—	—	—	12,024	(177,354)	(177,354)
Other comprehensive income	—	—	—	—	610,340	—	—	610,340

Balance, December 31, 2001	7,237,066	18,092,664	739,560	23,819,760	152,733	55,586	(1,080,974)	41,723,743
Net income	—	—	—	7,333,838	—	—	—	7,333,838
Cash dividends declared, $.35 per share	—	—	—	(2,506,347)	—	—	—	(2,506,347)
Purchase of treasury stock	—	—	—	—	—	20,488	(312,442)	(312,442)
Other comprehensive income	—	—	—	—	429,184	—	—	429,184

Balance, December 31, 2002	7,237,066	18,092,664	739,560	28,647,251	581,917	76,074	(1,393,416)	46,667,976
Net income	—	—	—	7,735,909	—	—	—	7,735,909
Cash dividends declared, $.38 per share	—	—	—	(2,721,177)	—	—	—	(2,721,177)
Other comprehensive loss	—	—	—	—	(298,316)	—	—	(298,316)

Balance, December 31, 2003	7,237,066	$18,092,664	$739,560	$33,661,983	$283,601	76,074	$(1,393,416)	$51,384,392

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
OPERATING ACTIVITIES
Net income	$7,735,909	$7,333,838	$7,973,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	456,645	549,521	535,646
Provision for loan losses	472,500	540,500	550,000
Deferred income taxes	(33,587)	(203,422)	(265,707)
(Gain) loss on sale of securities available-for-sale	—	(80,040)	100,445
Gain on sale of land	(216,905)	(72,385)	—
Net (increase) decrease in loans held for sale	4,123,517	(4,221,729)	(414,294)
(Increase) decrease in interest receivable	(231,283)	331,590	1,059,098
Decrease in interest payable	(209,362)	(301,254)	(185,818)
Net other operating activities	46,136	877,134	(367,420)

Net cash provided by operating activities	12,143,570	4,753,753	8,985,040

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(62,674,779)	(35,536,158)	(68,469,392)
Proceeds from sales of securities available-for-sale	—	16,641,725	8,552,785
Proceeds from maturities of securities available-for-sale	67,811,637	57,811,193	82,514,277
Proceeds from maturities of securities held-to-maturity	326,839	2,623,031	5,748,288
Sales (purchases) of restricted equity securities	500,000	(169,000)	—
Net (increase) decrease in federal funds sold	22,300,000	21,500,000	(21,350,000)
Net (increase) decrease in interest-bearing deposits in banks	576,880	3,783,680	(4,788,110)
Net increase in loans	(68,481,410)	(45,679,237)	(33,980,728)
Proceeds from sale of land	275,000	355,744	—
Purchase of premises and equipment	(1,042,626)	(1,962,362)	(954,880)
Net other investing activities	(706,920)	(129,000)	(600,000)

Net cash provided by (used in) investing activities	(41,115,379)	19,239,616	(33,327,760)

FINANCING ACTIVITIES
Net increase (decrease) in deposits	6,883,836	(16,514,654)	49,531,028
Net proceeds from (repayments of) other borrowings	14,547,976	4,595,659	(4,510,770)
Dividends paid	(2,721,177)	(2,506,347)	(2,729,924)
Purchase of treasury stock	—	(312,442)	(177,354)

Net cash provided by (used in) financing activities	18,710,635	(14,737,784)	42,112,980

Net increase (decrease) in cash and due from banks	(10,261,174)	9,255,585	17,770,260
Cash and due from banks at beginning of year	35,459,970	26,204,385	8,434,125

Cash and due from banks at end of year	$25,198,796	$35,459,970	$26,204,385

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$9,638,652	$11,278,560	$16,692,370
Income taxes	$4,285,607	$3,933,164	$4,378,028

See Notes to Consolidated Financial Statements.

HENRY COUNTY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Henry County Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiary, The First State Bank, (the “Bank”) and the Bank’s wholly-owned subsidiary, First Metro Mortgage Co. (“First Metro”). The Bank is a commercial bank located in Stockbridge, Henry County, Georgia with five other branches located in Henry County. The Bank provides a full range of banking services in its primary market area of Henry County and surrounding counties. First Metro is also located in Stockbridge and provides mortgage loan origination services in the same primary market area as the Bank.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, interest-bearing deposits in banks, deposits and other borrowings are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $93,000 and $151,000 at December 31, 2003 and 2002, respectively.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred tax effect. Equity securities without a readily determinable fair value are classified as available for sale and recorded at cost.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of held to maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans Held for Sale

Loans held for sale consist of mortgage loans the Company has the intent to sell in the foreseeable future and are carried at the lower of aggregate cost or fair value. These loans are sold to investors with servicing rights attached.

Mortgage banking income in the statement of income consists of fees received from investors from the sale of servicing rights and miscellaneous fees received from borrowers. These fees are recognized in income at the time the loans are sold.

Loans

Loans are reported at their outstanding principal balances less the allowance for loan losses. Interest income is accrued on the outstanding principal balance.

Loan origination fees and certain direct costs are netted and recognized in income over the life of the loans using a method which approximates a level yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are any significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

Other real estate owned represents properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed. The carrying amount of other real estate owned at December 31, 2003 and 2002 was $8,146 and $116,818, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Earnings per share are computed by dividing net income by the weighted average number of shares outstanding. Weighted average shares outstanding was 7,160,992 and 7,161,609 for the years ending December 31, 2003 and 2002, respectively.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Standards

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34”. The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company’s financial condition or results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The interpretations have not had a material effect on the Company’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (Continued)

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Mandatorily redeemable financial instruments of nonpublic entities are subject to the provisions of the statement for the first fiscal period beginning after December 15, 2003. The adoption of the statement did not have a material effect on the Company’s financial conditions or results of operations.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available-for-Sale
December 31, 2003:
U.S. Government and agency securities	$33,729,039	$91,448	$(50,877)	$33,769,610
State and municipal securities	8,619,948	229,603	(3,461)	8,846,090
Mortgage-backed securities	13,721,170	199,156	(36,171)	13,884,155

	$56,070,157	$520,207	$(90,509)	$56,499,855

December 31, 2002:
U.S. Government and agency securities	$22,852,511	$258,745	$—	$23,111,256
State and municipal securities	12,979,605	246,544	(10,648)	13,215,501
Mortgage-backed securities	25,374,899	456,369	(69,318)	25,761,950

	$61,207,015	$961,658	$(79,966)	$62,088,707

Securities Held-to-Maturity
December 31, 2003:
State and municipal securities	$470,000	$20,343	$—	$490,343
Mortgage-backed securities	102,369	4,990	—	107,359

	$572,369	$25,333	$—	$597,702

December 31, 2002:
State and municipal securities	$640,000	$27,951	$—	$667,951
Mortgage-backed securities	259,208	11,164	—	270,372

	$899,208	$39,115	$—	$938,323

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES (Continued)

Restricted equity securities are summarized as follows:

	December 31,
	2003	2002
Federal Home Loan Bank stock	$750,000	$1,250,000
Correspondent bank stock	233,473	233,473

	$983,473	$1,483,473

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2003, all unrealized losses in the securities portfolio were for debt securities. From the December 31, 2003 tables above, 1 out of 29 securities purchased from state and political subdivisions contained unrealized losses and 23 out of 67 securities purchased from U.S. Government agencies and Government sponsored corporations, including mortgage-backed securities, contained unrealized losses. All securities with an unrealized loss at December 31, 2003 have been in a continuous unrealized loss position for less than twelve months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

Securities with a carrying value of $50,192,000 and $51,344,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Gains and losses on sales of securities available-for-sale consist of the following:

	Years Ended December 31,
	2003	2002	2001
Gross gains	$—	$86,038	$1,233
Gross losses	—	(5,998)	(101,678)

Net realized gains (losses)	$—	$80,040	$(100,445)

The amortized cost and fair value of debt securities as of December 31, 2003 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available-for-Sale		Securities Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$958,357	$970,415	$—	$—
Due from one to five years	31,546,507	31,679,010	370,000	386,447
Due from five to ten years	8,499,436	8,572,846	100,000	103,896
Due after ten years	1,344,687	1,393,429	—	—
Mortgage-backed securities	13,721,170	13,884,155	102,369	107,359

	$56,070,157	$56,499,855	$572,369	$597,702

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2003	2002
Commercial, financial, and agricultural	$55,075,000	$58,994,000
Real estate – construction	156,821,000	102,602,000
Real estate – mortgage	191,944,000	165,546,000
Consumer installment and other	14,797,070	23,134,958

	418,637,070	350,276,958
Allowance for loan losses	(4,178,472)	(3,827,270)

Loans, net	$414,458,598	$346,449,688

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2003	2002	2001
Balance, beginning of year	$3,827,270	$3,376,986	$2,884,397
Provision for loan losses	472,500	540,500	550,000
Loans charged off	(162,604)	(128,849)	(83,451)
Recoveries of loans previously charged off	41,306	38,633	26,040

Balance, end of year	$4,178,472	$3,827,270	$3,376,986

The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $345,994 and $296,643 at December 31, 2003 and 2002, respectively. There were no impaired loans that had related allowances for loan losses determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at December 31, 2003 and 2002. The average recorded investment in impaired loans for 2003 and 2002 was $344,671 and $315,648, respectively. Interest income recognized on impaired loans for cash payments received was not material for the years ended 2003, 2002 and 2001.

Loans past due ninety days or more and still accruing interest amounted to $1,654,000 and $1,048,000 at December 31, 2003 and 2002, respectively.

In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

Balance, beginning of year	$839,273
Advances	397,243
Repayments	(520,860)

Balance, end of year	$715,656

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2003	2002
Land	$1,900,482	$1,569,547
Buildings	8,903,117	7,520,097
Equipment	3,371,456	3,055,073
Construction in progress, estimated cost to complete $75,000	—	1,080,141

	14,175,055	13,224,858
Accumulated depreciation	(5,075,768)	(4,653,457)

	$9,099,287	$8,571,401

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $67,741,000 and $60,365,000, respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

2004	$139,765,031
2005	40,941,727
2006	14,647,840
2007	9,671,630
2008	11,269,235

$216,295,463

The Company had deposits from one public depositor totaling $33,938,600 at December 31, 2002.

Overdraft demand deposits reclassified to loans totaled $39,000 and $181,000 at December 31, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. OTHER BORROWINGS

Other borrowings consist of the following:

	December 31,
	2003	2002
Advance from Federal Home Loan Bank with interest at 5.00%, due March 30, 2009.	$5,000,000	$5,000,000
Advance from Federal Home Loan Bank with interest at 5.51%, due March 26, 2008.	5,000,000	5,000,000
Advance from Federal Home Loan Bank with interest at 4.00%, due March 19, 2010.	1,000,000	—
Advance from Federal Home Loan Bank with interest at 3.28%, due March 17, 2008.	1,000,000	—
Advance from Federal Home Loan Bank with interest at 3.16%, due March 19, 2010.	2,785,714	—
Advance from correspondent bank with interest at prime less .25%, unsecured, due December 30, 2003.	—	2,000,000
Treasury, tax and loan note option account, with interest at .25% less than the federal funds rate, due on demand.	249,551	3,287,289
Federal funds purchased and securities sold under agreements to repurchase	19,800,000	5,000,000

	$34,835,265	$20,287,289

The advances from the Federal Home Loan Bank are secured by certain qualifying loans of approximately $16,670,000, Federal Home Loan Bank stock of $750,000 and a Federal Home Loan Bank Agency bond in the amount of $2,000,000.

Securities sold under agreements to repurchase, which are secured borrowings, generally mature within thirty days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company monitors the fair value of the underlying securities on a daily basis.

The Company has available unused lines of credit with various financial institutions totaling $5,000,000 at December 31, 2003.

NOTE 7. MORTGAGE BANKING INCOME

Mortgage banking income consists of the following:

	Years Ended December 31,
	2003	2002	2001
Fees from sale of servicing rights	$997,390	$761,746	$884,441
Other fees from borrowers	1,091,641	770,889	944,212

	$2,089,031	$1,532,635	$1,828,653

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. EMPLOYEE BENEFIT PLANS

The Company has a noncontributory profit-sharing plan and a 401(k) retirement plan covering substantially all employees. Contributions to the plans charged to expense during 2003, 2002 and 2001 amounted to $324,051, $320,657, and $320,809, respectively.

The Company also has deferred compensation agreements with certain key officers. Amounts charged to expense under these agreements totaled $58,082, $51,734, and $59,290 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 9. INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2003	2002	2001
Current	$4,258,668	$4,062,139	$4,321,979
Deferred	(33,587)	(203,422)	(265,707)

Income tax expense	$4,225,081	$3,858,717	$4,056,272

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2003	2002	2001
Income taxes at federal statutory rate	$4,186,347	$3,917,396	$4,210,277
Tax-exempt interest	(141,847)	(216,604)	(264,575)
State income taxes	278,592	256,642	239,201
Surtax exemption	(100,000)	(100,000)	(100,000)
Other items, net	1,989	1,283	(28,631)

Income tax expense	$4,225,081	$3,858,717	$4,056,272

The components of deferred income taxes are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Loan loss reserves	$1,499,017	$1,363,175
Deferred compensation	199,454	176,989

	1,698,471	1,540,164

Deferred tax liabilities:
Depreciation	148,305	23,585
Securities available for sale	146,097	299,775

	294,402	323,360

Net deferred tax assets	$1,404,069	$1,216,804

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2003	2002
Commitments to extend credit	$75,343,002	$69,417,280
Other standby letters of credit	4,529,705	3,562,246

	$79,872,707	$72,979,526

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deemed necessary.

At December 31, 2003 and 2002, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2003 and 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s financial statements.

NOTE 11. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, commercial real estate, residential real estate, and consumer loans to customers in Henry County and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these areas.

Eighty-three percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and recovery of other real estate owned are susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $8,000,000.

NOTE 12. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, approximately $3,752,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2003 and 2002, the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	$55,280	12.51%	$35,343	8.00%	N/A	N/A
Bank	$54,121	12.26%	$35,324	8.00%	$44,155	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$51,102	11.57%	$17,671	4.00%	N/A	N/A
Bank	$49,943	11.31%	$17,662	4.00%	$26,493	6.00%
Tier I Capital to Average Assets:
Consolidated	$51,102	9.74%	$20,986	4.00%	N/A	N/A
Bank	$49,943	9.52%	$20,979	4.00%	$26,224	5.00%
As of December 31, 2002:
Total Capital to Risk Weighted Assets:
Consolidated	$49,913	13.23%	$30,183	8.00%	N/A	N/A
Bank	$48,930	13.01%	$30,086	8.00%	$37,607	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$46,086	12.22%	$15,091	4.00%	N/A	N/A
Bank	$45,103	11.99%	$15,043	4.00%	$22,564	6.00%
Tier I Capital to Average Assets:
Consolidated	$46,086	9.79%	$18,832	4.00%	N/A	N/A
Bank	$45,103	9.58%	$18,824	4.00%	$23,530	5.00%

NOTE 13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-bearing Deposits in Banks and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximates fair values.

Securities: Fair values of securities is based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximates fair values.

Loans and Loans Held For Sale: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable. The carrying amounts of loans held for sale approximate fair value.

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Repurchase Agreements and Other Borrowings: The carrying amount of variable rate borrowings and securities sold under repurchase agreements approximate fair value. The fair value of fixed rate other borrowings are estimated based on discounted contractual cash flows using the current incremental borrowing rates for similar type borrowing arrangements.

Accrued Interest: The carrying amounts of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, interest-bearing deposits in banks and federal funds sold	$25,770,680	$25,770,680	$58,908,734	$58,908,734
Securities available-for-sale	56,499,855	56,499,855	62,088,707	62,088,707
Securities held-to-maturity	572,369	597,702	899,208	938,323
Restricted equity securities	983,473	983,473	1,483,473	1,483,473
Loans held for sale	1,673,368	1,673,368	5,796,885	5,796,885
Loans	414,458,589	417,474,133	346,449,688	352,375,384
Accrued interest receivable	3,024,124	3,024,124	2,792,841	2,792,841
Financial liabilities:
Deposits	427,033,134	429,237,671	420,149,298	424,142,650
Other borrowings	34,835,265	35,600,000	20,287,289	20,652,786
Accrued interest payable	1,081,861	1,081,861	1,291,223	1,291,223

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	SUPPLEMENTAL SEGMENT INFORMATION

The Company has two reportable segments: commercial banking and mortgage loan origination. The commercial banking segment provides traditional banking services offered through the Bank. The mortgage loan origination segment provides mortgage loan origination services offered through First Metro.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit and loss from operations before income taxes not including nonrecurring gains and losses.

The Company accounts for intersegment revenues and expenses as if the revenue/expense transactions were to third parties, that is, at current market prices.

The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment has different types and levels of credit and interest rate risk.

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2003	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$25,854,550	$14,737	$—	$(120,952)	$25,748,335
Interest expense	9,444,027	106,215	—	(120,952)	9,429,290
Net interest income (expense)	16,410,523	(91,478)	—	—	16,319,045
Intersegment net interest income (expense)	91,478	(91,478)	—	—	—
Other revenue from external sources	3,430,336	2,089,031	12,600	—	5,531,967
Intersegment other revenues	58,840	(58,840)	—	—	—
Depreciation	444,961	2,603	9,081	—	456,645
Provision for loan losses	472,500	—	—	—	472,500
Segment profit	11,585,171	517,663	(141,844)	—	11,960,990
Segment assets	515,919,324	2,950,400	1,157,198	(4,889,589)	515,137,333
Expenditures for premises and equipment	1,037,509	5,117	—	—	1,042,626

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2002	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$27,400,632	$10,614	$—	$(112,570)	$27,298,676
Interest expense	10,987,920	101,956	—	(112,570)	10,977,306
Net interest income (expense)	16,412,712	(91,342)	—	—	16,321,370
Intersegment net interest income (expense)	91,342	(91,342)	—	—	—
Other revenue from external sources	3,001,335	1,532,635	12,200	—	4,546,170
Intersegment other revenues	58,600	(58,600)	—	—	—
Depreciation	538,433	2,004	9,084	—	549,521
Provision for loan losses	540,500	—	—	—	540,500
Segment profit	11,176,061	176,887	(160,393)	—	11,192,555
Segment assets	486,961,832	6,653,256	216,454	(4,678,840)	489,152,702
Expenditures for premises and equipment	1,962,362	—	—	—	1,962,362

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	SUPPLEMENTAL SEGMENT INFORMATION (Continued)

	INDUSTRY SEGMENTS
For the Year Ended December 31, 2001	Commercial Banking	Mortgage	All Other	Eliminations	Total
Interest income	$33,413,872	$9,515	$—	$(199,370)	$33,224,017
Interest expense	16,515,616	190,306	—	(199,370)	16,506,552
Net interest income (expense)	16,898,256	(180,791)	—	—	16,717,465
Intersegment net interest income (expense)	180,340	(180,340)	—	—	—
Other revenue from external sources	2,814,881	1,828,653	—	—	4,643,534
Intersegment other revenues	43,000	(55,000)	12,000	—	—
Depreciation	522,777	3,437	9,432	—	535,646
Provision for loan losses	550,000	—	—	—	550,000
Segment profit	11,792,651	347,560	(110,849)	—	12,029,362
Segment assets	495,983,128	2,364,647	301,848	(2,464,537)	496,185,086
Expenditures for premises and equipment	954,880	—	—	—	954,880

NOTE 15.	STOCK DIVIDEND

On January 11, 2001, the Company declared a two-for-one common stock split in the form of a dividend payable to stockholders of record on January 11, 2001. An amount equal to the par value of common shares declared was transferred from retained earnings to common stock.

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets as of December 31, 2003 and 2002, statements of income, and cash flows for Henry County Bancshares, Inc. for the periods ended December 31, 2003, 2002, and 2001.

CONDENSED BALANCE SHEETS

	December 31,
	2003	2002
Assets
Cash	$923,085	$28,123
Investment in subsidiaries	50,227,194	46,389,483
Premises and equipment	179,249	188,331
Other assets	54,864	62,039

Total assets	$51,384,392	$46,667,976

Stockholders’ equity	$51,384,392	$46,667,976

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	Years Ended December 31,
	2003	2002	2001
Income
Dividends from bank subsidiary	$3,686,863	$2,893,789	$3,007,278
Rental income	12,600	12,200	12,000

	3,699,463	2,905,989	3,019,278

Expense
Salaries and employee benefits	100,703	104,218	104,218
Depreciation	9,081	9,084	9,431
Other expenses	44,660	59,291	9,200

Total expenses	154,444	172,593	122,849

Income before income tax expense (benefits) and equity in undistributed income of subsidiaries	3,545,019	2,733,396	2,896,429
Income tax expense (benefits)	(54,864)	(62,038)	(42,876)

Income before undistributed income of subsidiaries	3,599,883	2,795,434	2,939,305
Equity in undistributed income of subsidiaries	4,136,026	4,538,404	5,033,785

Net income	$7,735,909	$7,333,838	$7,973,090

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002	2001
OPERATING ACTIVITIES
Net income	$7,735,909	$7,333,838	$7,973,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,081	9,084	9,431
Undistributed income of subsidiaries	(4,136,026)	(4,538,404)	(5,033,785)
Net other operating activities	7,175	(19,163)	(5,730)

Net cash provided by operating activities	3,616,139	2,785,355	2,943,006

FINANCING ACTIVITIES
Dividends paid	(2,721,177)	(2,506,347)	(2,729,924)
Purchase of treasury stock	—	(312,442)	(177,354)

Net cash used in financing activities	(2,721,177)	(2,818,789)	(2,907,278)

Net increase (decrease) in cash	894,962	(33,434)	35,728
Cash at beginning of year	28,123	61,557	25,829

Cash at end of year	$923,085	$28,123	$61,557

Appendix C

HENRY COUNTY BANCSHARES, INC.

NOMINATING COMMITTEE CHARTER

This charter is to establish the Henry County Bancshares, Inc. policy and guidelines for the nominating committee of the Board of Directors. The nominating committee is to be guided by the following principles:

1.	The nominating committee will be appointed annually by the Chairman of the Board of directors and that appointment will be made during a regular or called meeting of the directors.

2.	The nominating committee will consist of a minimum of three outside directors. The nominating committee may solicit information from the CEO or any other inside director, but neither the CEO nor any inside director may serve on the nominating committee.

3.	The nominating committee will ensure that any nominees for re-election or first election to the board of Henry County Bancshares, Inc. are qualified to serve under the appropriate rules and regulations that govern directors.

4.	The nominating committee must ensure that any nominee has agreed to serve as a director and in agreeing to serve will commit to following the Henry County Bancshares, Inc. directors’ code of ethics and all governance policies.

5.	The nominating committee will make its report to the Board in a timely manner, but in any event in time for the proposed slate of candidates to be placed on the elections ballot to be included with the annual proxy statement.